Exhibit (12)

                                NYNEX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (In millions)
                                   (unaudited)

                                                          For the
                                                        Three Months
                                                           Ended
                                                          June 30,                   For the Year Ended December 31,
                                                            1997        1996         1995         1994          1993         1992
Earnings
     Earnings before Interest Expense,
      Extraordinary Item and Cumulative
      Effect of Change in Accounting Principle           $   909.7    $ 1,982.6    $ 1,803.4    $ 1,466.4    $   387.8     $ 1,995.8
     Federal, State and Local Income Taxes                   301.5        741.3        640.9        303.7       (172.7)        570.4
     Estimated Interest Portion of Rental Expense             50.7         58.5        117.3        109.0        117.3         126.2
     Priority Distributions                                     --        116.5         47.1         29.9         15.2            --
                                                         ---------    ---------    ---------    ---------    ---------     ---------
         Total Earnings                                  $ 1,261.9    $ 2,898.9    $ 2,608.7    $ 1,909.0    $   346.9     $ 2,692.4
                                                         =========    =========    =========    =========    =========     =========

Fixed Charges
     Total Interest Expense                              $   369.6    $   636.6    $   733.9    $   673.8    $   659.5     $   684.6
     Estimated Interest Portion of Rental Expense             50.7         58.5        117.3        109.0        117.3         126.2
     Priority Distributions                                     --        116.5         47.1         29.9         15.2            --
                                                         ---------    ---------    ---------    ---------    ---------     ---------
         Total Fixed Charges                             $   420.3    $   811.6    $   898.3    $   812.7    $   792.0     $   810.8
                                                         =========    =========    =========    =========    =========     =========

Ratio of Earnings to Fixed Charges*                           3.00         3.57         2.90         2.35          .44          3.32
                                                         =========    =========    =========    =========    =========     =========

* Earnings were inadequate to cover Fixed Charges by $445.1 million for the year ended December 31, 1993 as a result of $2.1 billion of fourth quarter 1993 business restructuring charges ($1.4 billion after-tax).